Exhibit 21.1

SunCoke Energy Partners, L.P.
Subsidiaries of the Registrant

Name	Registration

Haverhill Coke Company LLC (98%)*	DE

-----Haverhill Cogeneration Company LLC	DE

-----FF Farms Holdings LLC	DE

Middletown Coke Company, LLC (98%)*	DE

-----Middletown Cogeneration Company LLC	DE

Gateway Energy & Coke Company, LLC (98%)*	DE

-----Gateway Cogeneration Company LLC	DE

SunCoke Energy Partners Finance Corp.	DE

SunCoke Logistics LLC	DE

-----SunCoke Lake Terminal LLC	DE

-----Kanawha River Terminals LLC	DE

----------Marigold Dock, Inc.	DE

----------Ceredo Liquid Terminal	DE

-----Raven Energy LLC	DE

----------Jacobs Materials Handling LLC	DE

* Remaining equity interest held indirectly by our sponsor, SunCoke Energy, Inc.